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Exhibit 99.1

Exhibit 99.1 Supplemental Financial Information

        21st Century Oncology, Inc. (21C), a subsidiary of the Company, has payment obligations under the senior secured credit facility, and Senior Notes that are guaranteed by the Company. The Company owns 100% of 21C and certain domestic subsidiaries of 21C, all of which are, directly or indirectly, 100% owned by 21C (the "Subsidiary Guarantors" and, collectively with the Company, the "Guarantors"). Such guarantees are full, unconditional and joint and several. The consolidated joint ventures, foreign subsidiaries and professional corporations of the Company are non-guarantors. The following supplemental financial information sets forth, on an unconsolidated basis, selected balance sheet accounts, revenues and adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") information.

 21ST CENTURY ONCOLOGY HOLDINGS, INC.
Supplemental Financial Information
December 31, 2014

Selected Balance Sheets Accounts As of December 31, 2014	Parent Issuer & Guarantor	Non Guarantor	Eliminations	Consolidated
Assets
Cash	82,425	16,657	—	99,082
Current assets (excluding cash)	99,615	61,380	(5,529)	155,466
Long-term assets	761,979	304,294	(167,377)	898,896

Total Assets	944,019	382,331	(172,906)	1,153,444
Liabilities
Current portion of debt	18,195	8,155	—	26,350
Current liabilities (excluding debt)	132,226	45,685	(5,529)	172,382
Long-term debt, less current portion	927,042	13,729	—	940,771
Long-term liabilities (excluding debt)	101,754	117,081	(102,563)	116,272

Total Liabilities	1,179,217	184,650	(108,092)	1,255,775

Selected Income Statement Accounts For the Year Ended December 31, 2014	Parent Issuer & Guarantor	Non Guarantor	Eliminations	Consolidated
Total Revenues	697,666	409,800	(89,284)	1,018,182
EBITDA	(181,184)	21,364	4,710	(155,110)
EBITDA Adjustments:
Intercompany equity investments	4,710		(4,710)	—
Net income attributable to noncontrolling interest		4,595		4,595
Noncontrolling interest cash distributions		(3,599)		(3,599)
Impairment loss	229,526			229,526
Early extinguishment of debt	333	8,225		8,558
Equity initial public offering expenses	4,905			4,905
Loss on sale leaseback transaction	135			135
Fair value adjustment of earn-out liabilities	826	801		1,627
Fair value adjustment of embedded derivatives				—
and other financial instruments	837			837
Gain on foreign currency derivative contracts	(4)			(4)
Other expenses	15,044	280		15,324
Non-cash expenses	3,677	561		4,238
Sale-lease back adjustments	(1,403)			(1,403)
Acquisition-related costs	9,438	2,778		12,216
Litigation matters	6,498	32		6,530
Expenses associated with note-holder				—
negotiations	11,861			11,861
Pro-forma full period effect of acquisition EBITDA	742			742

Sub-total	105,941	35,037	—	140,978
Allocated share of Non-Guarantor EBITDA to Guarantor	23,899	(23,899)		—

Pro-Forma Adjusted EBITDA	129,840	11,138	—	140,978

 21ST CENTURY ONCOLOGY HOLDINGS, INC.
Supplemental Financial Information
December 31, 2013

Selected Balance Sheets Accounts As of December 31, 2013	Parent Issuer & Guarantor	Non Guarantor	Eliminations	Consolidated
Assets
Cash	9,367	7,761	—	17,128
Current assets (excluding cash)	101,035	39,697	(3,124)	137,608
Long-term assets	983,955	134,267	(142,605)	975,617

Total Assets	1,094,357	181,725	(145,729)	1,130,353
Liabilities
Current portion of debt	14,048	3,488	—	17,536
Current liabilities (excluding debt)	121,267	19,245	(3,123)	137,389
Long-term debt, less current portion	973,122	1,008	—	974,130
Long-term liabilities (excluding debt)	95,298	34,969	(49,267)	81,000

Total Liabilities	1,203,735	58,710	(52,390)	1,210,055

Selected Income Statement Accounts For the Year Ended December 31, 2013	Parent Issuer & Guarantor	Non Guarantor	Eliminations	Consolidated
Total Revenues	563,922	243,883	(78,882)	728,923
EBITDA	28,333	9,580	3,067	40,980
EBITDA Adjustments:
Intercompany equity investments	3,067		(3,067)	—
Net income attributable to noncontrolling interest		1,838		1,838
Noncontrolling interest cash distributions		(2,211)		(2,211)
Gain on the sale of an interest in a joint venture	(1,460)			(1,460)
Loss on sale leaseback transaction	313			313
Early extinguishment of debt	—			—
Fair value adjustment of earn-out liabilities	130			130
Loss on foreign currency derivative contracts	467			467
Other expenses	12,430	321		12,751
Non-cash expenses	3,763	519		4,282
Sale-lease back adjustments	(1,339)			(1,339)
Acquisition-related costs	16,496	2,775		19,271
Litigation matters	6,822			6,822
Pro-forma full period effect of acquisition EBITDA	26,681			26,681

Sub-total	95,703	12,822	—	108,525
Allocated share of Non-Guarantor EBITDA to Guarantor	9,155	(9,155)		—

Pro-Forma Adjusted EBITDA	104,858	3,667	—	108,525

 21ST CENTURY ONCOLOGY HOLDINGS, INC.
Supplemental Financial Information
December 31, 2012

Selected Balance Sheets Accounts As of December 31, 2012	Parent Issuer & Guarantor	Non Guarantor	Eliminations	Consolidated
Assets
Cash	6,837	8,239	—	15,076
Current assets (excluding cash)	69,000	34,146	(4,038)	99,108
Long-term assets	806,639	137,255	(131,293)	812,601

Total Assets	882,476	179,640	(135,331)	926,785
Liabilities
Current portion of debt	6,424	4,641	—	11,065
Current liabilities (excluding debt)	69,393	19,852	(4,038)	85,207
Long-term debt	750,099	1,204	—	751,303
Long-term liabilities (excluding debt)	62,338	21,091	(24,955)	58,474

Total Liabilities	888,254	46,788	(28,993)	906,049

Selected Income Statement Accounts For the Year Ended December 31, 2012	Parent Issuer & Guarantor	Non Guarantor	Eliminations	Consolidated
Total Revenues	530,943	236,873	(74,736)	693,080
EBITDA	(31,892)	15,162	3,809	(12,921)
EBITDA Adjustments:
Intercompany equity investments	3,809		(3,809)	—
Net income attributable to noncontrolling interest		3,053		3,053
Noncontrolling interest cash distributions		(3,920)		(3,920)
Impairment loss	81,021			81,021
Early extinguishment of debt	4,473			4,473
Fair value adjustment of earn-out liabilities	175	1,044		1,219
Loss on foreign currency derivative contracts	1,165			1,165
Other expenses	8,273	968		9,241
Non-cash expenses	5,320	430		5,750
Sale-lease back adjustments	(985)			(985)
Acquisition-related costs	3,348	1,378		4,726
Litigation matters	3,151			3,151
Pro-forma full period effect of acquisition EBITDA	2,966			2,966

Sub-total	80,824	18,115	—	98,939
Allocated share of Non-Guarantor EBITDA to Guarantor	13,766	(13,766)		—

Pro-Forma Adjusted EBITDA	94,590	4,349	—	98,939

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  Exhibit 99.1
21ST CENTURY ONCOLOGY HOLDINGS, INC. Supplemental Financial Information December 31, 2014
21ST CENTURY ONCOLOGY HOLDINGS, INC. Supplemental Financial Information December 31, 2013
21ST CENTURY ONCOLOGY HOLDINGS, INC. Supplemental Financial Information December 31, 2012